SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. __)*

Envestnet, Inc.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
29404K106
(CUSIP Number)
December 31, 2010
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	29404K106	13G	Page	2	of	12	Pages

(1)	NAMES OF REPORTING PERSONS. GRP II Investors, L.P.

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☑
(b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

(5) SOLE VOTING POWER

NUMBER OF	0

SHARES	(6) SHARED VOTING POWER
BENEFICIALLY
OWNED BY	449,411

EACH	(7) SOLE DISPOSITIVE POWER
REPORTING
PERSON	0

WITH	(8) SHARED DISPOSITIVE POWER

449,411

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

449,411

(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.4%[1]

(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
1 Based on 31,368,822 shares of the Issuer’s Common Stock outstanding as of December 31, 2010.

CUSIP No.	29404K106	13G	Page	3	of	12	Pages

(1)	NAMES OF REPORTING PERSONS. GRP II Partners, L.P.

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☑
(b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

(5) SOLE VOTING POWER

NUMBER OF	0

SHARES	(6) SHARED VOTING POWER
BENEFICIALLY
OWNED BY	209,156

EACH	(7) SOLE DISPOSITIVE POWER
REPORTING
PERSON	0

WITH	(8) SHARED DISPOSITIVE POWER

209,156

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

209,156

(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.7%[2]

(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
2 Based on 31,368,822 shares of the Issuer’s Common Stock outstanding as of December 31, 2010.

CUSIP No.	29404K106	13G	Page	4	of	12	Pages

(1)	NAMES OF REPORTING PERSONS. GRP Management Services Corp.

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☑
(b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

(5) SOLE VOTING POWER

NUMBER OF	0

SHARES	(6) SHARED VOTING POWER
BENEFICIALLY
OWNED BY	2,254,313

EACH	(7) SOLE DISPOSITIVE POWER
REPORTING
PERSON	0

WITH	(8) SHARED DISPOSITIVE POWER

2,254,313

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,254,313

(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

7.2%[3]

(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

CO
3 Based on 31,368,822 shares of the Issuer’s Common Stock outstanding as of December 31, 2010.

CUSIP No.	29404K106	13G	Page	5	of	12	Pages

(1)	NAMES OF REPORTING PERSONS. GRPVC, L.P.

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☑
(b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

(5) SOLE VOTING POWER

NUMBER OF	0

SHARES	(6) SHARED VOTING POWER
BENEFICIALLY
OWNED BY	1,804,902

EACH	(7) SOLE DISPOSITIVE POWER
REPORTING
PERSON	0

WITH	(8) SHARED DISPOSITIVE POWER

1,804,902

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,804,902

(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.8%[4]

(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
4 Based on 31,368,822 shares of the Issuer’s Common Stock outstanding as of December 31, 2010.

CUSIP No.	29404K106	13G	Page	6	of	12	Pages

(1)	NAMES OF REPORTING PERSONS. AOS Partners, LP

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☑
(b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

(5) SOLE VOTING POWER

NUMBER OF	0

SHARES	(6) SHARED VOTING POWER
BENEFICIALLY
OWNED BY	4,546,704

EACH	(7) SOLE DISPOSITIVE POWER
REPORTING
PERSON	0

WITH	(8) SHARED DISPOSITIVE POWER

4,546,704

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,546,704

(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

14.5%[5]

(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
5 Based on 31,368,822 shares of the Issuer’s Common Stock outstanding as of December 31, 2010.

CUSIP No.	29404K106	13G	Page	7	of	12	Pages

(1)	NAMES OF REPORTING PERSONS. Hique, Inc.

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☑
(b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

(5) SOLE VOTING POWER

NUMBER OF	0

SHARES	(6) SHARED VOTING POWER
BENEFICIALLY
OWNED BY	4,546,704

EACH	(7) SOLE DISPOSITIVE POWER
REPORTING
PERSON	0

WITH	(8) SHARED DISPOSITIVE POWER

4,546,704

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,546,704

(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

14.5%[6]

(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

CO
6 Based on 31,368,822 shares of the Issuer’s Common Stock outstanding as of December 31, 2010.

CUSIP No.	29404K106	13G	Page	8	of	12	Pages

(1)	NAMES OF REPORTING PERSONS. Yves Sisteron

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☑
(b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

(5) SOLE VOTING POWER

NUMBER OF	0

SHARES	(6) SHARED VOTING POWER
BENEFICIALLY
OWNED BY	2,254,313

EACH	(7) SOLE DISPOSITIVE POWER
REPORTING
PERSON	0

WITH	(8) SHARED DISPOSITIVE POWER

2,254,313

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,254,313

(10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

7.2%[7]

(12)	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
7 Based on 31,368,822 shares of the Issuer’s Common Stock outstanding as of December 31, 2010.

CUSIP No.	29404K106	13G	Page	9	of	12	Pages

Item 1(a).	Name of Issuer:
Envestnet, Inc.

Item 1(b).	Address of Issuer’s Principal Executive Offices:
12035 East Wacker Drive
Suite 2400
Chicago, IL 60601

Item 2(a).	Name of Person Filing:
(1)	GRP II Investors, L.P.

(2)	GRP II Partners, L.P.

(3)	GRP Management Services Corp.

(4)	GRPVC, L.P.

(5)	AOS Partners, LP

(6)	Hique, Inc.

(7)	Yves Sisteron

Item 2(b).	Address of Principal Business Office or, if none, Residence:
2121 Avenue of the Stars
16th Floor
Los Angeles, California 90067-5014
Attn: Steven Dietz

Item 2(c).	Citizenship:
GRP II Investors, L.P., GRP II Partners, L.P., GRP Management Services Corp., GRPVC, L.P., AOS Partners, LP and Hique, Inc.: Delaware
Yves Sisteron: United States

Item 2(d).	Title of Class of Securities:
Common Stock

Item 2(e).	CUSIP Number:
29404K106

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
Not applicable.

Item 4.	Ownership.
The information in items 1 and 5 through 11 on the cover pages (pp. 2-8) of this Schedule 13G is hereby incorporated by reference. GRPVC, L.P. (“GRPVC”) is the general partner of GRP II Partners, L.P. (“GRP II Partners”). GRP Management Services Corp. (“GRPMSC”) is the general partner of GRPVC and GRP II Investors, L.P. (“GRP II Investors”). Hique, Inc. (“Hique”) is the general partner of AOS Partners, LP. Mr. Sisteron is a member of the investment committee of GRP II Partners and an officer of GRPMSC. Mr. Sisteron disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.

CUSIP No.	29404K106	13G	Page	10	of	12	Pages

Item 5.	Ownership of Five Percent or Less of a Class.
Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.
Not applicable.

Item 8.	Identification and Classification of Members of the Group.
Please see attached Exhibit 1.

Item 9.	Notice of Dissolution of Group.
Not applicable.

Item 10.	Certifications.
Not applicable.

SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: February 15, 2011
GRP II Investors, L.P.
By: GRP Management Services Corp., its General Partner

By:	/s/ Dana Kibler
Dana Kibler, Chief Financial Officer

GRP II Partners, L.P.
By: GRPVC, L.P., its General Partner
By: GRP Management Services Corp., its General Partner

By:	/s/ Dana Kibler
Dana Kibler, Chief Financial Officer

GRP Management Services Corp.

By:	/s/ Dana Kibler
Dana Kibler, Chief Financial Officer

GRPVC, L.P.
By: GRP Management Services Corp., its General Partner

By:	/s/ Dana Kibler
Dana Kibler, Chief Financial Officer

AOS Partners, LP
By: Hique, Inc., its General Partner

By:	/s/ Dana Kibler
Dana Kibler, Chief Financial Officer

Hique, Inc.

By:	/s/ Dana Kibler
Dana Kibler, Chief Financial Officer

/s/ Yves Sisteron
Yves Sisteron

EXHIBIT 1
Group Members
(1)	GRP II Investors, L.P.

(2)	GRP II Partners, L.P.

(3)	GRP Management Services Corp.

(4)	GRPVC, L.P.

(5)	AOS Partners, LP

(6)	Hique, Inc.

(7)	Yves Sisteron